EXHIBIT 99.1

                Media Release

For Immediate Release

Contact:

Jeff Schweitzer

Public Relations Manger

218-236-4492

American Crystal Finalizes Purchase of Sugarbeet Factories

MOORHEAD, MINN. — October 9, 2002 — American Crystal Sugar Company announced today that it has concluded a transaction to buy three sugarbeet factories from Imperial Sugar Company. The purchase includes sugarbeet processing facilities in Sidney, Montana, and Torrington, Wyoming, as well as a factory in Hereford, Texas.

The completed agreement involves American Crystal leasing the Torrington factory to the Western Sugar Cooperative. American Crystal will continue operating the Sidney factory and leave the Hereford factory idle. Hereford hasn’t processed sugarbeets since 1998.

 “The main components of the original deal were upheld throughout the negotiating process,” said Jim Horvath, American Crystal President and CEO. “The fact that three motivated organizations were at the bargaining table expedited the progress of the transaction. For the shareholders of American Crystal and the growers and employees of Sidney, this is a strategically positive business development.”

The Sidney factory will operate as a wholly owned business subsidiary of American Crystal under the name Sidney Sugars Incorporated.

“This transaction marks an exciting time for Sidney Sugars Incorporated,” said Joe Talley, American Crystal’s Vice President of Finance and recently appointed Chief Operating Officer of Sidney Sugars. “We are looking forward to building on a winning combination of progressive sugarbeet production and a highly talented employee group. I believe that, together, these complimentary forces will continue to provide us with the capacity and capability to generate long-term success for Sidney Sugars and the Sidney area as a whole.”

American Crystal Sugar Company is owned by approximately 3,000 members in the Red River Valley (northwestern Minnesota and eastern North Dakota) and is the largest beet sugar producer in the U.S.

Note to media - Please refer to this document for all information.

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